Tema ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 23, 2024, relating to the financial statements and financial highlights of Tema Obesity & Cardiometabolic ETF (formally known as “Tema Cardiovascular and Metabolic ETF”), Tema Oncology ETF, Tema Neuroscience and Mental Health ETF, Tema American Reshoring ETF, Tema Monopolies and Oligopolies ETF, Tema Luxury ETF, and Tema Global Royalties ETF, each a series of Tema ETF Trust, for the period ended February 29, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 28, 2024